Exhibit 99.1

Beta Oil & Gas, Inc. Announces
2003 Proved Reserves Increased 65%

Replaced 540% of Production

FOR IMMEDIATE RELEASE – February 12, 2004

Tulsa, Oklahoma – February 12, 2004 – Beta Oil & Gas, Inc. (“Company”) (NASDAQ:BETA) announced today its proved reserves for the year ended December 31, 2003 increased 65% over its proved reserves at year end 2002.

Total proved reserve volumes at December 31, 2003 were 22.4 billion cubic feet (Bcf) of natural gas and 1.3 million barrels (MMBbl) of oil, or 30.2 billion cubic feet equivalent (Bcfe) of natural gas as compared to December 31, 2002 proved reserve volumes of 14.7 Bcf of natural gas and 0.6 MMBbl of oil, or 18.3 Bcfe of natural gas.  Total proved reserves increased 11.9 Bcfe of natural gas, or approximately 65%.  Production volumes for the year ended December 31, 2003 were approximately 1.9 Bcf of natural gas and 127 thousand barrels (MBbl) of oil, or 2.7 Bcfe of natural gas.  Average production in 2003 was approximately 7.4 million cubic feet equivalent (MMcfe) per day of natural gas as compared to 8.2 MMcfe per day of natural gas in 2002, a 9.7% decrease.  The 2003 production consisted of 72% natural gas and 28% oil.  The total reserve additions represent a 540% replacement of 2003 production.

At December 31, 2003, the present value of the Company’s proved reserves, before income taxes, using a discount rate of 10% (PV10), was $58.5 million, which was based on 2003 year-end prices of $29.25 per barrel (West Texas Intermediate posted price) and $5.97 per Mmbtu (Henry Hub spot market price).  This compares to a PV10 value of $35.9 million at December 31, 2002 using 2002 year-end prices of $31.23 per barrel (NYMEX) and $4.75 per Mmbtu (Henry Hub spot market price).  At year end 2003, approximately 84% of the Company’s total proved reserves were classified as “proved developed”.  The total proved reserve mix at year-end 2003 was 74% natural gas and 26% oil.  All year end 2003 reserve estimates were prepared by Netherland, Sewell & Associates, a third party independent engineering firm.

The key reserve additions at year end 2003 occurred in four main areas as follows:

State	Area	Net Reserve Additions
Oklahoma	West Edmond Hunton Lime Unit	10.4	Bcfe
Louisiana	Broussard Field	2.3	Bcfe
Kansas	South Central Kansas	1.1	Bcfe
Kansas	Peace Creek Unit	0.9	Bcfe

West Edmond Hunton Lime Unit (WEHLU)

Oklahoma County, OK

The majority of the 2003 reserve additions were in WEHLU where Beta holds a 98% working interest (WI) and is the operator of the unit.  As a result of the detailed technical work conducted by the Company supported by the success of the 2003 workover activity and the joint-venture drilling program, the proved developed producing reserves increased by 7.2 Bcfe and proved undeveloped reserves of 3.2 Bcfe were added.  With these additions totaling 10.4 Bcfe, the year end 2003 total proved reserves for WEHLU are 20.3 Bcfe.  All of the 2003 drilling activity was focused inside the Joint Venture Development Area (JVDA) where Beta has a 40% WI and all of the 2003 workover activity was outside the JVDA where Beta has a 98% WI.

Broussard Field (East and West Units)

Lafayette Parish, LA

The second largest reserve addition was at Broussard Field where, during 2003, Beta participated in the drilling and completion of the M.A. Failla #1, located in the East unit of the field.  This well commenced sales on September 30, 2003 and has produced at an average gross rate of approximately 18 Mmcf per day of natural gas and 400 Bbl per day of condensate.  Beta has a 4.8% WI in this well, increasing to approximately 10% WI after well payout.  The success of the M.A. Failla #1 proved up the West unit in which Beta has 9.6% WI before payout and approximately 13% WI after payout.  At year end 2003, total proved reserves for both the East and West units at Broussard Field, net to Beta’s ownership interest, were 2.3 Bcfe.

Kansas (Peace Creek Unit and 2003 Drilling Program)

South Central Kansas

Proved producing reserves of approximately 0.9 Bcfe were added at Peace Creek Unit due to improved field operations and overall improved economics.  The Company operates this unit with approximately 80% WI.

During the 4th quarter of 2003, the Company participated in a 13 well drilling program in South Central Kansas that resulted in 9 completions and 4 dry holes.  Beta has a 35% WI in these wells.  At year end 2003, 2 wells were producing and 7 wells were in various stages of completion or waiting on pipeline connections.  Based on the production and test results at year end 2003, proved reserves of approximately 1.1 Bcfe were added.

David A. Wilkins, President and CEO stated, “We are very pleased with the results of 2003.  The reserve additions were the result of a lot of hard work throughout the year and will be instrumental for the future growth of our Company.”

Beta Oil & Gas, Inc. is an independent energy company engaged in the production, exploration and development of oil and gas properties.  For more information, please contact Cheryl Rask at (918) 495-1011.

Forward Looking Statement: This release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this release, other than statements of historical facts, that address estimates of proved oil and gas reserves, future production, exploration drilling, exploitation activities, capital expenditures, gross unrisked reserve potentials, and events or developments that the company expects or believes are forward-looking statements.  Although Beta believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance and actual results or developments may differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially from those in forward-looking statements include oil and gas prices, exploitation and exploration successes, continued availability of capital and financing, and general economic, market or business conditions.  The Company has no obligation to update the statements contained in this report or to take action that is described herein or otherwise presently planned.